Exhibit 5.1
March 27, 2007
Harmonic Inc.
549 Baltic Way
Sunnyvale, CA 94089
     Re: Harmonic Inc.—Registration Statement on Form S-3
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”), filed or to be filed by Harmonic Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of up to 3,579,715 shares of your common stock, par value $0.001 per share (the “Shares”). We understand that the Shares are to be offered for sale by the selling stockholders named in the Registration Statement, and that such sales may be made from time to time as described in the Registration Statement.
     As your legal counsel, we have examined the proceedings taken by you in connection with the issuance and sale of the Shares, and we have examined such other proceedings and documents as we have deemed necessary or appropriate as a basis for the opinion given herein. It is our opinion that the Shares have been validly issued and are fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, the prospectus contained therein, and any supplement to the prospectus referred to therein, and in any amendment or supplement thereto.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.